As filed with the Securities and Exchange Commission on September 5, 2000

                                           Registration No. 333-90361

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


            POST-EFFECTIVE AMENDMENT NO. 1
                          TO
                      FORM S-8
                REGISTRATION STATEMENT
                         Under
              The Securities Act of 1933



                     SCHOOL SPECIALTY, INC.
     (Exact Name of Registrant as Specified in its Charter)

     Wisconsin                                   39-0971239
     (State of                                (I.R.S. Employer
   Incorporation)                           Identification Number)


     1000 North Bluemound Drive
     Appleton, Wisconsin                           54914
(Address of Principal Executive Offices)         (Zip Code)




SCHOOL SPECIALTY, INC. AMENDED AND RESTATED 1998 STOCK INCENTIVE PLAN


      Daniel P. Spalding, Chief Executive Officer
                School Specialty, Inc.
              1000 North Bluemound Drive
               Appleton, Wisconsin 54914
        (Name and Address of Agent for Service)
                    (920) 734-5712
  (Telephone Number, including area code, of Agent for Service)



                       Copy to:

                   Scott A. Moehrke
                 Godfrey & Kahn, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
                    (414) 273-3500

      Pursuant to a Registration Statement on Form  S-8
(Registration   No.   333-90361)   (the   "Registration
Statement"),   School  Specialty,  Inc.,   a   Delaware
corporation  ("Old School"), registered 571,685  shares
of  Common  Stock,  $0.001 par  value  per  share  (the
"Shares"), under the Securities Act of 1933, as amended
(the  "Securities Act"), which Shares were to be issued
pursuant  to  Old  School's Amended and  Restated  1998
Stock Incentive Plan.

      On  August 31, 2000, Old School merged  into  New
School,  Inc.,  a Wisconsin corporation and  a  wholly-
owned  subsidiary of Old School (the "Company").   Upon
completion of the merger, the Company changed its name to "School Specialty, Inc."

      Pursuant to Rule 414(d) under the Securities Act,
the  Company  hereby  adopts as  its  own  registration
statement  for all purposes of the Securities  Act  and
the  Securities Exchange Act of 1934, as  amended,  the
Registration  Statement.  Moreover, the Company  hereby
amends   and  restates  the  following  items  of   the
Registration Statement for the purpose of reflecting material changes resulting from the merger.

                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

           The following documents are incorporated by reference in this Registration Statement:

          (a)  The  Registrant's Form 10-K  for  the
               year ended April 29, 2000;

          (b)  The  Registrant's Form 10-Q  for  the
               quarter ended July 29, 2000;

          (c)  The  Registrant's current  report  on
               Form 8-K filed on September 1, 2000; and

          (d)  The  description of the  Registrant's
               Common  Stock contained in the Registrant's
               Registration  Statement filed  pursuant  to
               Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant
     pursuant to Sections 13(a), 13(c), 14 and 15(d) of
     the  Exchange Act prior to the filing of  a  post-
     effective  amendment  which  indicates  that   all
     shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. For purposes of this Item 3, Registrant means Old School and, after the merger, the Company.

Item 6.  Indemnification of Directors and Officers

           Section  180.0851 of the Wisconsin  Business
     Corporation   Law   (the   "WBCL")   requires    a
     corporation to indemnify a director or officer, to
     the extent such person is successful on the merits
     or  otherwise in the defense of a proceeding,  for
     all    reasonable   expenses   incurred   in   the
     proceeding,  if such person was a  party  to  such
     proceeding  because he or she was  a  director  or
     officer  of  the corporation.  In  cases  where  a
     director  or  officer  is not  successful  on  the
     merits   or   otherwise  in  the  defense   of   a
     proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes:
     (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

           Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

           Unless otherwise provided in the articles of
     incorporation or by-laws, or by written  agreement
     between   the   director  or   officer   and   the
     corporation,   an  officer  or  director   seeking
     indemnification is entitled to indemnification  if
     approved  in  any  of  the  following  manners  as
     specified in Section 180.0855 of the WBCL:  (i) by
     majority  vote  of a disinterested quorum  of  the
     board  of  directors,  or  if  such  disinterested
     quorum cannot be obtained, by a majority vote of a
     committee  of two or more disinterested directors;
     (ii)  by  independent legal counsel  chosen  by  a
     quorum of disinterested directors or its committee
     (or   if  unable  to  obtain  such  a  quorum   or
     committee, by a majority vote of the full board of
     directors);  (iii) by a panel of three arbitrators
     (one   of   which  is  chosen  by  a   quorum   of
     disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method provided for in any additional right of indemnification permitted in Section 180.0858 of the WBCL.

          Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section
     180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required or that indemnification is not ordered by a court.

          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

            As   permitted  by  Section  180.0858,  the
     Registrant  has adopted indemnification provisions
     in  its  By-Laws which provide for indemnification
     of  directors, officers, designated employees  and
     designated agents to the fullest extent  permitted
     under  the  WBCL.  Article VII of the Registrant's
     By-Laws,  among  other items, provides  that  upon
     written request of a director, officer, designated
     employee  or designed agent who is a party  to  an
     action, the Registrant must pay or reimburse  such
     person's  expenses  as  incurred  if  such  person
     provides a written affirmation of his or her  good
     faith  belief  that  he  or  she  is  entitled  to
     indemnification and a written undertaking to repay
     all   amounts   advanced  if  it   is   ultimately
     determined  that  indemnification  is  prohibited.
     The   Registrant  has  purchased  directors'   and
     officers'  liability insurance which  insures  the
     Registrant's   officers  and   directors   against
     certain liabilities which may arise under the Securities Act.


Item 8.  Exhibits.

     See "Exhibit Index."

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on August
29, 2000.


                          SCHOOL SPECIALTY, INC.


                          By:  /s/ Daniel P. Spalding
                              ------------------------------
                              Daniel P. Spalding
                              Chief Executive Officer
                              and Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                                             Date

/s/ Daniel P. Spalding                         Date:  August 29, 2000
--------------------------
Daniel P. Spalding
Chief Executive Officer and
Chairman of the Board
(Principal Executive Officer)


/s/ Mary M. Kabacinski                         Date: August 29, 2000
-------------------------
Mary M. Kabacinski
Executive Vice President and
Chief Financial Officer
(Principal Financial
and Accounting Officer)


Directors:  David J. Vander Zanden, Jonathan J. Ledecky, Leo C.
            McKenna, Rochelle Lamm and Jerome M. Pool.

By:  /s/ Daniel P. Spalding                      Date:  August 29, 2000
    ----------------------------------------
    Daniel P. Spalding, as Attorney-in-Fact*



* Pursuant to authority previously granted by power of attorney, copies of which are incorporated by reference to Exhibit 24 of the Form S-8 filed on November 5, 1999.

                     EXHIBIT INDEX

Exhibits

  4        School Specialty, Inc. Amended and
           Restated 1998 Stock Incentive Plan,
           incorporated by reference to Appendix C of the School Specialty, Inc. definitive Proxy
           Statement dated July 24, 2000 filed in
           connection with the School Specialty, Inc.
           2000 Annual Meeting of Stockholders.

  5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

  23.1     Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

  23.2     Consent of PricewaterhouseCoopers LLP.